Exhibit 10.1

Richard J. Kurtz
Nine Duck Pond Road
Alpine, New Jersey 07632

March 20, 2006

LaPolla Industries, Inc.
15402 Vantage Parkway East
Suite 322
Houston, Texas 77032
Attention: Michael T. Adams, CEO

Re:	LaPolla Industries, Inc. (the “Company”)
Working Capital Commitment

Gentlemen:

This is in response to your request that I provide an assurance as to funding of One Million Five Hundred Thousand Dollars ($1,500,000) to be used as working capital to facilitate growth and expansion for the Company, as and when such funds are deemed required by management. I hereby confirm that I so commit to provide during fiscal 2006, upon the request of management, One Million Five Hundred Thousand Dollars ($1,500,000) in cash funds for use as working capital by the Company. I understand that such funding will take the form of a demand loan bearing 6% interest per annum. This commitment will either be satisfied from personal funds, or, I will cause the funds to be otherwise provided by an appropriate lending institution.

I have been further advised and understand that the aforesaid commitment and obligation will be superseded in the event and to the extent that the Company is independently funded by a third party source in an amount of at least One Million Five Hundred Thousand Dollars ($1,500,000), either privately or institutionally, during fiscal 2006. In such event, I or the lending institution utilized by me, to the extent any funds have been loaned pursuant to the above commitment, shall be promptly repaid.

Very Truly Yours,

/s/ Richard J. Kurtz

Richard J. Kurtz